UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT SCHEDULE 14A INFORMATION

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WAYNE SAVINGS BANCSHARES, INC.

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On January 16, 2018, Wayne Savings Bancshares, Inc., issued the following press release and took the action indicated therein:

Wayne Savings Sends Letter to Stockholders

WOOSTER, Ohio, Jan. 16, 2018 (GLOBE NEWSWIRE) -- Wayne Savings Bancshares, Inc. (“Wayne Savings” or the “Bank”) (OTCQX: WAYN), the holding company parent of Wayne Savings Community Bank, today sent a letter to its stockholders concerning the nomination of a candidate to the Board of Directors of the Bank by Stilwell Activist Investments, L.P. and its affiliates.

Included below is the full text of the letter to Wayne Savings stockholders:

January 16, 2018

Dear Fellow Wayne Savings Shareholder:

We are proud of the growth Wayne Savings has experienced in 2017 and believe it has been a transformational year for the Company. Wayne Savings is well on its way to becoming a high-performing community bank. We wish to thank you for the confidence in us you showed during an eventful year. We hope you feel your support has been rewarded with Wayne Savings poised to drive long-term shareholder value in 2018 and beyond.

You may have read that the New York hedge fund which unsuccessfully attempted to place a representative on the Wayne Savings Bancshares, Inc. Board of Directors in 2017 has submitted another nominee to the Board in 2018. We believe the Stilwell Fund has initiated the proxy contest to satisfy its own limited agenda of forcing the sale of Wayne Savings. Our current Board members have been working toward a common goal of creating significant long-term shareholder value driven by consistent and profitable growth.

The following paragraphs highlight some of our successes in 2017:

Record Earnings and Improvement in ROE and ROA: Wayne Savings announced record earnings for the quarter ended September 30, 2017. Net income of $855,000 or $0.31 per common share for the quarter ended September 30, 2017 represented an annualized return on equity of 8.06% and an annualized return on assets of 0.77%. This is compared to $0.20 per share (55% growth) for the quarter ended September 30, 2016, ROE of 5.31% (275 basis point improvement) and ROA of 0.49% (28 basis point improvement). These results were achieved by reducing overhead expenses while continuing to grow loans. We are pleased the record earnings have confirmed our steady commitment to the strategic plan. The Board of Directors is committed to accelerating our efforts to deliver improved earnings and robust growth.

Returned Cash to Shareholders and Repurchased Stock: The Board of Directors believes in maximizing shareholder return through the pursuit of improved capital efficiency. Wayne Savings’ improved earnings in 2017 have enabled the Board to complete a stock repurchase program announced in 2016 and to increase our quarterly dividend. On December 6, 2017, the Board announced the repurchase of 75,995 shares (reducing share count by 2.7%) to complete the Company’s stock repurchase program announced on September 22, 2016. On December 22, 2017, Wayne Savings also announced a quarterly cash dividend increase of $0.01 to $0.10 per share of the Company’s common stock for the quarter ending December 31, 2017.

Hired an Accomplished CEO: The Company announced the hiring of James R. (Jay) VanSickle II as the President and Chief Executive Officer of the Company and the Bank on August 31, 2017. Jay brings an extensive knowledge of the banking industry and an impressive track record of successful execution and leadership. Jay is a former senior executive at National Bancshares Corporation (“NBOH”), and its wholly owned subsidiary, First National Bank headquartered in Orrville, Ohio. NBOH’s ROE improved from 3.29% in 2006 to 11.92% in 2014 during Jay’s tenure as CFO. With the addition of a permanent CEO, the Wayne Savings management team has completed several initiatives in 2017 designed to improve operational efficiency and maximize long-term shareholder value.

Added an Institutional Shareholder Director: In December 2017 we added a new director who represents the perspective of the institutional investor community. Brian Hopkins of Ancora Advisors LLC brings a background in corporate finance, capital allocation, corporate governance and strategic decision-making that we believe will add value to the Board. A registered investment advisor with combined firm assets under administration exceeding $5 billion, Ancora is a 6.0% shareholder in Wayne and has invested in numerous community banks throughout its history. Representatives of Ancora have sat on six community bank boards in the past five years. Adding Mr. Hopkins and Ancora’s bank expertise will help the Board with capital allocation strategy. This appointment demonstrates the Board’s receptiveness to investors.

Completed a Savings & Loan to Commercial Bank Charter Conversion: Wayne Savings completed the conversion of the Bank from an Ohio-chartered savings and loan association to an Ohio-chartered commercial bank in September, 2017. The charter conversion allows the Bank to continue the implementation of its strategic plan by acquiring more commercial business relationships, facilitating the restructure of our loan portfolio into higher yielding, shorter duration assets. The charter change allows the Bank to continue the growth in commercial loans with increased earnings. Nonresidential real estate and commercial business loans increased from $131.0 million as of December 31, 2016 to $142.3 million as of September 30, 2017.

Securities Exchange Commission SEC Deregistration:  Wayne Savings announced the termination of the registration of common stock with the SEC under the Securities Exchange Act of 1934 on October 27, 2017.  The decision to deregister our common stock was based on numerous factors, including six-figure annual cost savings which should be recognized in 2018.

Continued Stock Price Improvement: The Company’s stock price has appreciated significantly since the Board announced on December 20, 2016 the appointment of an interim President and CEO and start of a search for a permanent successor. The stock price on the date of the announcement was $15.95 and has since appreciated over 12%. The stock price has closed at or above $18.00 per share on every trading day of 2018. The Board believes improved earnings, the common stock repurchase and the increase in the quarterly dividend has prompted this recent appreciation in stock price.

The current Board of Directors serves the interests of all shareholders and appreciates the confidence and support you have given. As always, we welcome input from all our shareholders. We believe Stilwell’s campaign to replace our qualified nominee could derail the significant progress we’ve made. We are excited about the opportunities in our market and will continue with our plan to transform Wayne Savings and create long-term value for all our shareholders. Your continued support of Wayne Savings Bancshares, Inc. is sincerely appreciated.

If you have any questions or would like us to contact you, please do not hesitate to reach out to our investor relations department at (330) 287-2857.

Sincerely,

Peggy J. Schmitz	David L. Lehman
Chair, Board of Directors	Board of Directors

Additional Information

In connection with its 2018 Annual Meeting of Stockholders, Wayne Savings Bancshares, Inc. will file a proxy statement and other documents regarding the 2018 Annual Meeting of Stockholders with the Securities and Exchange Commission (“SEC”) and will mail the definitive proxy statement and a proxy card to each shareholder of record entitled to vote at the 2018 Annual Meeting of Stockholders.

SHAREHOLDERS ARE ENCOURAGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE. THEY WILL CONTAIN IMPORTANT INFORMATION.

Investors and security holders will be able to obtain the documents free of charge at the SEC’s website, www.sec.gov, from Wayne Savings at its website, http://ir.waynesavings.com, or by writing to Wayne Savings Bancshares, Inc., 151 North Market Street, Wooster, Ohio 44691, Attention: Investor Relations.

Participants in Solicitation

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies in connection with the 2018 Annual Meeting. Information concerning the Company’s participants is set forth in the proxy statement, dated March 27, 2017, for its 2017 Annual Meeting of Stockholders as filed with the SEC on Schedule 14A. Additional information regarding the interests of participants of the Company in the solicitation of proxies in respect of the 2018 Annual Meeting of Stockholders and other relevant materials will be filed with the SEC when they become available.

Forward-Looking Statements

This letter contains forward-looking statements (as that term is defined in the Private Securities Litigation Reform Act of 1995) that reflect management’s current assumptions and estimates of future economic circumstances, industry conditions, Company performance and financial results. A variety of factors could cause the Company’s actual results and experience to differ materially from the anticipated results, including, but not limited to the factors noted in this letter and in the Management’s Discussion and Analysis in our most recently filed annual report on Form 10-K for the year ended December 31, 2016, and quarterly report on Form 10-Q for the quarter ended September 30, 2017. The forward-looking statements in this letter speak only as to the date of this release. Wayne Savings Bancshares, Inc. expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations upon which such statements are based.

About WAYN

Established in 1899, Wayne Savings Community Bank, the wholly owned subsidiary of Wayne Savings Bancshares, Inc., has eleven full-service banking locations in the communities of Wooster, Ashland, Millersburg, Rittman, Lodi, North Canton, and Creston, Ohio.

Contacts

Wayne Savings Bancshares, Inc.
James R. VanSickle
President and Chief Executive Officer
330-264-5767
or
Alliance Advisors, LLC
855-601-2251